Exhibit 99.1

For Immediate Release –July 15, 2003

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces Resolution to Impaired Loan

HF Financial Corp. (the “Company”) (NASDAQ:HFFC), Sioux Falls, SD, recorded a participation loan charge-off of $1.4 million after recent significant deterioration of the credit from levels previously estimated and the resolution resulting from negotiations by the financial institutions involved with the borrower.  HF Financial Corp. had approximately a 20% participation in an agriculture enterprise.  The Company had a specific reserve of $528,000 recorded which resulted in an additional fourth quarter pretax charge to earnings of $893,000.  The loan was paid off with the negotiated terms in the fourth quarter.

Curtis L. Hage, Chairman, President and CEO commented, “The loan was recognized as impaired for several quarters and we estimated the impairment based on the information available.  We believed the company would be able to restructure and perform according to the loan agreement.  Unfortunately, this did not occur and discussions turned to liquidation of the credit within the last few weeks.”

 After the charge off, the Company’s FASB 114 impaired loan balances at June 30, 2003 decreased to $2.7 million with a specific impaired loan valuation allowance of $846,000 compared to March 31, 2003 balance of $4.9 million and a specific impaired loan valuation allowance of $1.5 million.

The Company intends to issue its regular earnings release on July 28, 2003.